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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the registration statements (Nos. 33-93572 and 33-97712) and in the amendment No. 1 to the registration statements (File Nos. 333-3890 and 333-3890-01) on Form S-3 of Highwoods Properties, Inc. of our report dated February 21, 1996, on our audit of the historical summary of consolidated gross revenues and direct operating expenses of Sabal Corporation and subsidiaries, which report appears in the Form 8-K/A of Highwoods Properties, Inc. dated April 29, 1996, as amended on June 3, 1996. We also consent to the reference to our Firm under the caption "Experts" in the prospectus that is part of the registration statement (File Nos. 333-3890 and 333-3890-01).

COOPERS & LYBRAND L.L.P.
Tampa, Florida
June 3, 1996